Exhibit 99.1

ZS Pharma Announces Publications in Peer-Reviewed Medical Journals

— NEJM letter to the Editor highlights rapid efficacy in patients with severe hyperkalemia –

— Phase 2 first-in-man study of ZS-9 published in Kidney International –

Redwood City, Calif. – April 15, 2015 – ZS Pharma (Nasdaq: ZSPH), a biopharmaceutical company focused on the development and commercialization of highly selective, non-absorbed drugs to treat renal, cardiovascular, liver and metabolic disorders, announced publications related to ZS-9, the Company’s lead product candidate for the treatment of hyperkalemia, in two peer reviewed medical journals.

The first will appear in the April 16, 2015 issue of the New England Journal of Medicine (NEJM) as a letter to the Editor. The letter describes previously unreleased data from a combined analysis of two phase 3 randomized trials in patients with severe hyperkalemia (baseline serum potassium of ≥6.0 mmol/L; range 6.1 – 7.2 mmol/L). Severe hyperkalemia is a medical emergency due to the risk of potentially fatal abnormal heart rhythms. In the analysis, 45 patients with severe hyperkalemia who received a 10g dose of ZS-9 achieved a median time to serum potassium (K+) < 6.0 mmol/l and ≤ 5.5 mmol/l of 1.07 and 4.0 hours, respectively with mean reductions of 0.41, 0.61 and 0.71mmol/L at 1, 2 and 4 hours after the initial ZS-9 dose. By 4 hours, 80 percent of patients had serum K+ < 6.0 mmol/L, and 52 percent had serum K+ ≤5.5 mmol/L. ZS-9 was well tolerated with no serious adverse events or cases of hypokalemia (K+ <3.5 mmol/L) during the initial 48 hours.

“For patients who had severe hyperkalemia, treatment with a single dose of ZS-9 resulted in a rapid and clinically significant reduction in potassium as early as 1 hour after administration,” said one of the article’s authors, David K. Packham, MBBS(Hons), FRCP, FRACP, MD, from the Royal Melbourne Hospital in Australia. “I believe that these results support ZS-9’s potential to be a unique option for the management of patients with severe hyperkalemia and warrant further investigation of ZS-9 in the emergency room setting.”

The second, published February 4, 2015 in Kidney International, “A phase 2 study on the treatment of hyperkalemia in patients with chronic kidney disease suggests that the selective potassium trap, ZS-9, is safe and efficient,” summarizes the results from a Phase 2 proof-of-concept study, ZS002, which assessed the safety and efficacy of ZS-9 in treating chronic kidney disease (CKD) patients with hyperkalemia. In ZS002, ZS-9 demonstrated significant, rapid and dose-dependent reductions in serum K+ and met the primary efficacy endpoint at the 10g and 3g doses compared with placebo. A dose dependent increase in serum bicarbonate was observed, an effect that could potentially be beneficial for patients with CKD who tend to have metabolic acidosis. In addition, 24-hour urinary collections demonstrated a dose-dependent reduction in urinary potassium excretion without any change in urinary sodium.

The NEJM letter to the Editor appears in the April 16, 2015 online issue and the Company anticipates publication in a future print issue of the Journal. The Kidney International article may be found here.

About Hyperkalemia

Hyperkalemia, or higher than normal potassium levels (typically defined as a serum potassium level >5 mEq/L), is a potentially life-threatening metabolic condition that can lead to cardiac arrhythmia and sudden cardiac death. Hyperkalemia is characterized by abnormally high concentrations of potassium in the blood resulting from the inability of the kidneys to excrete potassium, impairment of mechanisms that transport potassium into cells, or a combination of both factors. The causes of hyperkalemia vary but the most common are chronic kidney disease (CKD), diabetes, heart failure (HF) and side effects from cardio-renal protective drug therapy, such as renin angiotensin aldosterone system (RAAS) inhibitors.

About ZS Pharma

ZS Pharma is a publicly-traded (Nasdaq: ZSPH), biopharmaceutical company with offices in Redwood City, California and Coppell, Texas. ZS Pharma’s lead therapeutic candidate, ZS-9 (sodium zirconium cyclosilicate), is an investigational treatment for hyperkalemia that is being evaluated in late-stage clinical trials to demonstrate its ability to safely and effectively remove excess potassium from the blood and maintain normal potassium levels. ZS Pharma is also pursuing the discovery of additional drug candidates that utilize its novel selective ion-trap technology for the treatment of kidney and liver diseases. Additional information about ZS Pharma is available at www.zspharma.com.

Forward-Looking Statements

ZS Pharma cautions you that this press release contains forward-looking statements that involve risks and uncertainties. We make such forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about: our expectations regarding the timing of submitting an NDA to the FDA and MAA to the EMA and the likelihood of regulatory approval of ZS-9, our expectations regarding our ability to successfully commercialize ZS-9, if approved, estimates of our expenses, future revenue, capital requirements and needs for additional financing, our ability to produce ZS-9 in commercial quantities in higher capacity reactors, the initiation, timing, progress and results of future nonclinical studies, clinical trials and research and development programs, and our financial performance. Any forward looking statements in this press release are based on management’s current expectations, estimates, forecasts, and projections about our business and the industry in which we operate and management’s beliefs and assumptions are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this press release may turn out to be inaccurate. Factors that may cause actual results to differ materially from these expectations include, among other things, those listed under the heading “Risk Factors” in our Registration Statement on Form S-1 filed with the Securities and Exchange Commission March 23, 2015 (File No. 333-202745), which is available on the SEC’s website at http://www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement and speak only as of the date of this press release. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. You should, however, review the factors and risks described in the reports we will file from time to time with the SEC after the date of this press release.

ZS Pharma Contacts
Adam Tomasi (Investors)	Denise Powell (Media)
ZS Pharma	Red House Consulting
650.458.4100	510.703.9491
atomasi@zspharma.com	denise@redhousecomms.com

Source: ZS Pharma